Exhibit 99.1

AMETEK Announces Appointment of Suzanne Stefany to Board of Directors

Berwyn, Pa., August 5, 2022 – AMETEK, Inc. (NYSE: AME) today announced that its Board of Directors has appointed Suzanne Stefany as a new director of the Company. Ms. Stefany is a Partner at PJT Partners, an investment bank headquartered in New York City, where she serves as an advisor to leading global multi-industry companies, advising, and executing on complex strategic and capital market transactions.

“We are pleased to welcome Suzanne as a member of our Board of Directors,” commented David A. Zapico, AMETEK Chairman and Chief Executive Officer. “Suzanne’s demonstrated leadership in capital markets, her strong expertise in finance and governance, and her championing of global sustainability initiatives align well with our corporate strategy. Her diverse business acumen and board experience will benefit the continued growth of AMETEK.”

Prior to joining PJT Partners in 2017, Ms. Stefany served as Managing Director, Global Industry Analyst for Wellington Management from 2005 where she managed portfolio mandates covering the U.S., Europe, and Asia. She also previously held leadership positions at Loomis Sayles, Invesco Capital Management, and Putnam Investments. Ms. Stefany currently serves as a board member of JELD-WEN where she serves as Lead Independent Director, Chair of the Nominating and Governance Committee, and a member of the Compensation Committee.

Ms. Stefany holds a bachelor’s degree in Quantitative Economics and Spanish with Honors from Tufts University and a master’s degree in Finance from the MIT Sloan School of Management.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with 2021 sales of $5.5 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, New Product Development, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500.

Contact:
Kevin Coleman
Vice President, Investor Relations and Treasurer
kevin.coleman@ametek.com
Phone: 610-889-5247